MantylaMcReynolds LLC

Consent of Independent Registered Public Accounting Firm

April 27, 2005

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the SB-2/A-6 Registration Statement of Han Logistics, Inc., a Nevada corporation (the "Registrant"), to be filed on or about April 27, 2005 covering the registration of 250,000 shares of common stock.

Ladies and Gentlemen:

     We hereby consent to the incorporation of our audit report for the year ended December 31, 2004, dated March 15, 2005, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Mantyla McReynolds

Certified Public Accountants


5872 South 900 East, Suite 250, Salt Lake City, Utah 84121, (801) 269-1818,
Fax (801) 266-3481